Intermediate Bond Fund of America

February 28, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$41,877
Class B	$86
Class C	$495
Class F1	$3,813
Class F2	$1,378
Total	$47,649
Class 529-A	$2,316
Class 529-B	$8
Class 529-C	$190
Class 529-E	$90
Class 529-F1	$538
Class R-1	$32
Class R-2	$376
Class R-3	$771
Class R-4	$769
Class R-5	$333
Class R-6	$7,881
Total	$13,304

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0896
Class B	$0.0392
Class C	$0.0362
Class F1	$0.0861
Class F2	$0.1046
Class 529-A	$0.0829
Class 529-B	$0.0303
Class 529-C	$0.0310
Class 529-E	$0.0674
Class 529-F1	$0.0975
Class R-1	$0.0366
Class R-2	$0.0366
Class R-3	$0.0663
Class R-4	$0.0878
Class R-5	$0.1079
Class R-6	$0.1115

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	459,835
Class B	1,876
Class C	12,440
Class F1	45,278
Class F2	13,724
Total	533,153
Class 529-A	27,291
Class 529-B	221
Class 529-C	5,856
Class 529-E	1,315
Class 529-F1	5,426
Class R-1	837
Class R-2	9,927
Class R-3	11,082
Class R-4	8,793
Class R-5	3,143
Class R-6	79,522
Total	153,413

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.53
Class B	$13.53
Class C	$13.53
Class F1	$13.53
Class F2	$13.53
Class 529-A	$13.53
Class 529-B	$13.53
Class 529-C	$13.53
Class 529-E	$13.53
Class 529-F1	$13.53
Class R-1	$13.53
Class R-2	$13.53
Class R-3	$13.53
Class R-4	$13.53
Class R-5	$13.53
Class R-6	$13.53